EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
October 25, 2006

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

BAY NATIONAL CORPORATION REPORTS
THIRD QUARTER 2006 EARNINGS

BALTIMORE, MD (October 25, 2006) Bay National Corporation (Nasdaq:BAYN), the bank holding company for Bay National Bank, today reported that third quarter 2006 pre-tax income rose 49.1% to $1.1 million as compared to $751 thousand for the third quarter of 2005. After-tax net income per diluted share for the third quarter of 2006 was $0.34 as compared to $0.37 per diluted share earned in the third quarter 2005 (prior to reaching taxpayer status). “Pre-tax earnings are highlighted throughout this release, for clarification purposes, because the company did not recognize income tax expense in 2005,” noted Hugh W. Mohler, Chairman & CEO.

“Importantly, for the nine months ended September 30, 2006, pre-tax income doubled from September 30, 2005 to $3.2 million. In addition, even after accounting for income taxes which initiated in 2006, net income rose 20% year-over-year during the nine-month period ended September 2006, reflecting the hard work of our associates,” Mr. Mohler stated.

At September 30, 2006, total assets were $236.6 million, up 16.9% from the $202.4 million reported a year ago. Net loans rose 15.7% to $213.3 million as of September 30, 2006, as compared to $184.4 million at September 30, 2005. At September 30, 2006, Bay National Bank’s allowance for credit losses was $3.1 million or 1.43% of gross loans. There was one loan charge-off during the third quarter 2006 in the amount of $37,931. At September 30, 2006, one loan totaling $69,598 remained in non-accrual status.

Total deposits reached $206.8 million at September 30, 2006, a 14.7% increase from third quarter 2005 numbers. Notably, core deposits rose 26.2% year-over-year to $171.2 million at September 30, 2006. Our net interest margin and net interest spread were 5.30% and 4.46%, respectively, for the nine months ended September 30, 2006, reflecting 16.0% and 11.8% year-over-year increases.

Hugh W. Mohler, Chairman & CEO commented, “We delivered impressive margin stability in a very tough interest rate environment, and our solid growth resulted in our second consecutive quarter of pre-tax income in excess of $1 million. As mentioned previously, we anticipate challenging market dynamics during the fourth quarter; however, we will continue to be focused on the right things—delivering unparalleled service to our niche market. We also believe our company is uniquely positioned to take advantage of the continuing merger activity in our markets by serving those customers who may wish to maintain their banking relationship with a local company such as Bay National Bank.”

The book value of our common stock increased 20.7% from September 30, 2005 and the market price of the common stock at the close of the third quarter 2006 was $19.00.

Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. Bay National Bank believes that it now occupies a unique niche in the banking industry. It also believes that it has positioned itself between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and between much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Corporation has two full-service banking offices—Baltimore and Salisbury, Maryland. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology. Such statements, specifically regarding Bay National Corporation’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF SEPTEMBER 30, 2006 and 2005
(dollars in thousands, except per share data)

	2006	2005
Total assets	$236,621	$202,433
Cash and due from banks	2,130	1,663
Federal funds sold and other overnight investments	15,140	11,848
Investment securities available for sale	699	1,541
Other equity securities	1,117	907
Loans, net	213,263	184,403
Deposits	206,792	180,353
Short-term borrowings	1,550	3,710
Note payable	-	2,100
Subordinated Debt	8,000	-
Stockholders’ equity	18,300	15,088

Common shares outstanding	1,934,694	1,924,436
Book value per share	$9.46	$7.84
Ratio of interest earning assets to interest bearing liabilities	126.02%	124.68%
Stockholders’ equity as a percentage of assets	7.73%	7.45%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 and 2005

Weighted average yield/rate on:	2006	2005
Loans	9.02%	7.18%
Investments and interest bearing cash balances	3.23%	2.05%
Interest bearing liabilities	4.21%	2.79%
Net interest spread	4.46%	3.99%
Net interest margin	5.30%	4.57%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE PERIODS ENDED SEPTEMBER 30, 2006 and 2005
(dollars in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Interest income	$5,209	$3,598	$14,383	$8,987
Interest expense	2,103	1,182	5,596	2,927
Net interest income	3,106	2,416	8,787	6,060
Provision for credit losses	128	297	128	532
Net interest income after provision for credit losses	2,978	2,119	8,659	5,528
Non-interest income	206	231	601	540
Non-interest expenses	2,065	1,599	6,024	4,450
Income before income taxes	1,119	751	3,236	1,618
Income tax expense	443	-	1,285	-
Net income	$676	$751	$1,951	$1,618

PER COMMON SHARE
Basic net income per share	$.35	$.39	$1.01	$.84
Diluted net income per share	$.34	$.37	$.97	$.81
Average shares outstanding (Basic)	1,933,385	1,924,436	1,929,726	1,921,954
Average shares outstanding (Diluted)	2,011,072	2,004,628	2,010,462	1,997,185

STOCK PRICE
High	$19.55	$21.00	$23.00	$21.00
Low	$18.50	$17.25	$17.90	$13.20
Close	$19.00	$19.00	$19.00	$19.00

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	September 30, 2006	September 30, 2005
Total deposits	$206,792	$180,353
National market certificates of deposit	(32,159)	(34,248)
Variable balance accounts (1 customer as of September 30, 2006 and 3 customers as of 2005)	(6,452)	(15,422)
Portion of variable balance accounts considered to be core	3,000	5,000
Core deposits	$171,181	$135,683

Calculation of diluted income before income taxes per share:	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Diluted net income per share	$.34	$.37	$.97	$.81
Income tax expense per share	.22	-	.64	-
Diluted income before income taxes per share	$.56	$.37	$1.61	$.81

PER COMMON SHARE
Average shares outstanding (Basic)	1,933,385	1,924,436	1,929,726	1,921,954
Average shares outstanding (Diluted)	2,011,072	2,004,628	2,010,462	1,997,185